Filed Pursuant to Rule 433

Registration Statement No. 333-158199-10

January 11, 2011

$1,250,000,000

2.200% SENIOR NOTES DUE 2014

FINAL TERMS AND CONDITIONS

Issuer:	Credit Suisse AG, acting through its New York Branch
Note type:	Senior Fixed-Rate Notes
Expected Ratings:	Moody’s: Aa1 (Outlook Negative) Standard & Poor’s: A+ (Outlook Stable) Fitch: AA- (Outlook Stable)
Minimum denomination:	$250,000 x $1,000
Trade date:	January 11, 2011
Settlement date:	January 14, 2011 (T+3)
Maturity date:	January 14, 2014
Principal amount:	$1,250,000,000
Benchmark:	UST 0.750% due December 15, 2013
Benchmark yield and price:	0.962% or 99 — 12+
Re-offer spread:	T + 128 bps
Re-offer yield to maturity:	2.242%
Coupon:	2.200%
Public offering price:	99.879%
Gross spread:	0.25%
Net proceeds to Issuer:	$1,245,362,500
Interest payment dates:	January 14th and July 14th. First payment on July 14, 2011.
Day count:	30/360
CUSIP:	22546QAH0
ISIN:	US22546QAH02
Sole bookrunner (91.0%):	Credit Suisse Securities (USA) LLC
Co-managers (0.50% each):

Banc of America Securities LLC

BB&T Capital Markets, a division of Scott & Stringfellow, LLC

BNY Mellon Capital Markets, LLC

Citigroup Global Markets Inc.

Deutsche Bank Securities Inc.

DZ Financial Markets LLC

Fifth Third Securities, Inc.

FTN Financial Securities Corp

KeyBanc Capital Markets Inc.

Jefferies & Company, Inc.

Morgan Keegan & Company, Inc.

PNC Capital Markets LLC

SunTrust Robinson Humphrey, Inc.

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

Wells Fargo Securities LLC

Junior co-managers (0.25% each):	Aladdin Capital LLC MFR Securities, Inc. Samuel A. Ramirez & Company, Inc. The Williams Capital Group, L.P.

The issuer has filed a registration statement, including a prospectus, a prospectus supplement, and a preliminary pricing supplement with the SEC for the offering to which this communication relates. Before you invest, you should read each of these documents and the other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037 .

$800,000,000

FLOATING RATE SENIOR NOTES DUE 2014

FINAL TERMS AND CONDITIONS

Issuer:	Credit Suisse AG, acting through its New York Branch
Note type:	Floating Rate Senior Notes
Expected Ratings:	Moody’s: Aa1 (Outlook Negative) Standard & Poor’s: A+ (Outlook Stable) Fitch: AA- (Outlook Stable)
Minimum denomination:	$250,000 x $1,000
Trade date:	January 11, 2011
Settlement date:	January 14, 2011 (T+3)
Maturity date:	January 14, 2014
Principal amount:	$800,000,000
Benchmark:	3-Month LIBOR (“3mL”)
Re-offer spread:	+96 bps
Re-offer yield to maturity:	3mL + 96bps
Coupon:	3mL + 96bps
Public offering price:	100%
Price to issuer:	99.75%
Underwriting Commission:	0.25%
Net proceeds to Issuer:	$798,000,000
Interest payment dates:	January 14th, April 14th, July 14th, and October 14th. First payment on April 14, 2011. Subject to modified following business day convention.
Interest reset dates:	Each interest payment date
Interest determination dates:	Two London Business Days prior to each Interest Reset Date
Day count:	Actual/360
CUSIP:	22546QAG2
ISIN:	US22546QAG29
Sole bookrunner (91.0%):	Credit Suisse Securities (USA) LLC
Co-managers (0.50% each):

Banc of America Securities LLC

BB&T Capital Markets, a division of Scott & Stringfellow, LLC

BNY Mellon Capital Markets, LLC

Citigroup Global Markets Inc.

Deutsche Bank Securities Inc.

DZ Financial Markets LLC

Fifth Third Securities, Inc.

FTN Financial Securities Corp

KeyBanc Capital Markets Inc.

Jefferies & Company, Inc.

Morgan Keegan & Company, Inc.

PNC Capital Markets LLC

SunTrust Robinson Humphrey, Inc.

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

Wells Fargo Securities LLC

Junior co-managers (0.25% each):	Aladdin Capital LLC MFR Securities, Inc. Samuel A. Ramirez & Company, Inc. The Williams Capital Group, L.P.

The issuer has filed a registration statement, including a prospectus, a prospectus supplement, and a preliminary pricing supplement with the SEC for the offering to which this communication relates. Before you invest, you should read each of these documents and the other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037.